Schedule A to this Amendment Amendments
As of the Effective Date, the Existing Agreement is amended as follows:
1.    Appendix A of Exhibit 1 to the Agreement is hereby deleted in its entirety and replaced with the following new Appendix A:
APPENDIX A EXHIBIT A: FUNDS1
Effective as of May 20, 2026
Principal Active High Yield ETF Principal Focused Blue Chip ETF Principal International Equity ETF
Principal Investment Grade Corporate ETF Principal Quality ETF
Principal Real Estate Active Opportunities ETF Principal Spectrum Preferred Securities Active ETF Principal Spectrum Preferred and Income ETF Principal U.S. Mega-Cap ETF
Principal U.S. Small-Cap ETF Principal Value ETF
Principal Capital Appreciation Select ETF Principal CLO ETF
Principal Inflation Protection ETF Principal Long Duration ETF Principal Securitized Debt ETF

ALPS DISTRIBUTORS, INC.		PRINCIPAL EXCHANGE-TRADED FUNDS

By:	/s/ Steve Kyllo	By:	/s/ Adam Shaikh
Name:	Steve Kyllo	Name:	Adam Shaikh
Title:	SVP & MD	Title:	VP & Assistant General Counsel

_______________________________
1 This List of Funds may be amended upon execution of an updated List of Funds signed by the Parties hereto.